Kurv ETF Trust 485BPOS

Exhibit 99.(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2025, relating to the financial statements and financial highlights of Kurv ETF Trust comprising Kurv Technology Titans Select ETF, Kurv Yield Premium Strategy Amazon (AMZN) ETF, Kurv Yield Premium Strategy Apple (AAPL) ETF, Kurv Yield Premium Strategy Google (GOOGL) ETF, Kurv Yield Premium Strategy Microsoft (MSFT) ETF, Kurv Yield Premium Strategy Netflix (NFLX) ETF, and Kurv Yield Premium Strategy Tesla (TSLA) ETF, which are included in Form N-CSR for the year or period ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Management and Other Service Providers” and “Financial Statements” in the Statements of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 29, 2025